Exhibit 97

DELTA AIR LINES, INC.
EXECUTIVE OFFICER CLAWBACK POLICY

Adopted September 27, 2023
Effective as of December 1, 2023

The Personnel & Compensation Committee (the “P&C Committee”) of the Board of Directors (the “Board”) of Delta Air Lines, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Executive Officer Clawback Policy (the “Policy”) as a supplement to any other clawback policies in effect now or in the future at the Company, in order to provide for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”). To the extent this Policy is deemed inconsistent with Rule 10D-1 or the Listing Standards in any manner, this Policy shall be treated as retroactively amended to be compliant with such rules.

1.Administration

Except as specifically set forth herein, this Policy shall be administered by the P&C Committee. The P&C Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the P&C Committee shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy.

2.Definitions

As used in this Policy, the following definitions shall apply:

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to, the retrospective: (i) application of a change in accounting principles; (ii) application of newly adopted accounting standards; (iii) reclassification due to change in presentation; (iv) reclassification due to a discontinued operation; (v) application of a change in reporting entity, such as from a reorganization of entities under common control; (vi) adjustment to provision amounts in connection with a prior business combination; and (vii) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

“Applicable Period” means the three completed fiscal years immediately preceding the Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such Executive Officer had it been determined based on the restated amounts.

“Executive Officers” means the Company’s current and former executive officers, as determined by the P&C Committee in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.

A “Financial Reporting Measure” is any measure (including any non-GAAP financial measure) that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (“TSR”) are also financial reporting measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, for example, bonuses, grants or awards under the Company’s short and long-term incentive plans.

“Restatement Date” means the date on which the Company is required to prepare an Accounting Restatement, which is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

3.Executive Officers; Incentive-Based Compensation

This Policy applies to Incentive-Based Compensation received by an Executive Officer (a) after beginning services as an Executive Officer; (b) if that person served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company has a listed class of securities on the New York Stock Exchange (“NYSE”). Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

4.Required Recoupment of Erroneously Awarded Compensation and Amount Subject to Recovery

Upon a Restatement Date, the Company shall recover reasonably promptly any Erroneously Awarded Compensation received by any Executive Officer, as calculated pursuant to Section 5 hereof, during the Applicable Period. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if, or when, the restated financial statements are filed.

Erroneously Awarded Compensation shall be computed by the P&C Committee without regard to any taxes paid by the Executive Officer in respect of the Erroneously Awarded Compensation.

For Incentive-Based Compensation based on stock price or TSR: (a) the P&C Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

5.Method of Recoupment

The P&C Committee shall determine, in its sole discretion, the timing and method for reasonably promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the P&C Committee may recover under this Policy from any amount otherwise payable to the Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Executive Officer.

The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the P&C Committee has determined that recovery would be impracticable solely for the limited reasons, and subject to the procedural and disclosure requirements established, under Rule 10D-1 and the Listing Standards.

Before the P&C Committee makes a final determination as to whether any recoupment of Erroneously Awarded Compensation is required under the Policy from an Executive Officer, the P&C Committee shall provide the Executive Officer with written notice thereof and the opportunity to be heard at a duly held meeting of the P&C Committee, which may take place either in person or by way of a conference or video call, as determined by the P&C Committee.

To the extent practicable and as permitted by all applicable laws, including, without limitation, federal securities laws and the rules and standards of the NYSE, all investigations and related findings under this Policy shall be conducted, undertaken and treated in a confidential manner.

6.No Indemnification of Executive Officers

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, the Company shall not indemnify any Executive Officers against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officers to fund potential clawback obligations under this Policy.

7.Amendment; Termination

The P&C Committee may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by the NYSE. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities listed on a United States national securities exchange.

8.Other Recoupment Rights; Company Claims

The P&C Committee intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, or similar agreement, and nothing contained in this Policy shall limit any other claims, damages or other legal remedies available to the Company. Without limiting the scope or effectiveness of this Policy, incentive compensation also remains subject to the Company’s existing clawback policy, effective January 1, 2010. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive-Based Compensation agreement, plan or program that the Company establishes or maintains.

Notwithstanding the foregoing, to the extent that an Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation under any recovery obligations established by the Company or applicable law outside of this Policy, it shall be appropriate for the P&C Committee to make a determination to credit any such reimbursed amount to the amount of Erroneously Awarded Compensation that is subject to recoupment under this Policy.

9.Successors

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

10.Effective Date

The effective date of this Policy is December 1, 2023 (the “Effective Date”). This Policy applies to Incentive-Based Compensation received by Executive Officers on or after the Effective Date.